SouthPeak Interactive to Access the Public Markets Through Transaction With Global Services Partners Acquisition Corp.

One of the Fastest Growing Videogame Publishers to Expand Product Offering and Global
Reach Class B Common Stock Automatically Converted on April 25 Termination Date into
Right to Receive Cash Distribution from Trust Fund

MIDLOTHIAN, Va., April 28 /PRNewswire-FirstCall/ -- SouthPeak Interactive, LLC (“SouthPeak”) and Global Services Partners Acquisition Corp. (“GSPAC”) (OTC Bulletin Board: GSPA, GSPAW, GSPAZ) jointly announced today that they have agreed to a transaction under which SouthPeak’s shareholders shall acquire a majority of the common stock of GSPAC thereby enabling SouthPeak to access the public markets.

SouthPeak and GSPAC anticipate that a related institutional financing along with a business consolidation will occur in May 2008, which will value SouthPeak at $35 million and result in the anticipated issuance of 35 million shares to the SouthPeak shareholders. Upon closing of these related transactions, GSPAC will change its name to SouthPeak Interactive Corporation. The existing executive management team of SouthPeak, Terry Phillips and Melanie Mroz, will then become, respectively, Chairman and CEO of the new company.

SouthPeak is a fast growing video game publisher with a unique production model that exclusively utilizes independent studios to source and produce innovative video games. This model allows the company to leverage leading-edge development talent and minimize fixed overhead, thereby maximizing operational flexibility and profits. SouthPeak expects to exceed its previously announced forecasts of $30 million in revenue for its fiscal year ending June 30, 2008 (representing 140% growth over fiscal year 2007 revenue) and approximately $4.5 million in fiscal year 2008 EBITDA.

Abhishek Jain, President of GSPAC, said, “We are pleased that we have been able to complete a transaction with SouthPeak despite the challenging market for SPAC business combinations. We believe this transaction, together with the anticipated financing and restructuring, will be extremely favorable for our various stakeholders, preserving value for our common shareholders as well as our warrant holders, while also providing for the prompt distribution to our Class B shareholders of their pro rata shares of the trust fund distribution.” As of April 10, 2008, there was $5.36 per share in trust.

Terry Phillips, Chairman of SouthPeak, said, “These transactions will bring SouthPeak public at an opportune moment in the video game industry. We are delighted by investor support we have been receiving for our unique operating model that leverages an expanding universe of game developers to maximize profits and creative potential.” Phillips continued, “The capital provided under the institutional financing commitments we have received will allow us to accelerate our strategy of expanding our product portfolio and continue to outpace the industry in terms of top and bottom-line growth. SouthPeak is very well positioned to deliver unique and profitable game concepts and drive substantial shareholder value as a result.”

The video game industry is growing rapidly with U.S. video game software sales expected to grow from $6.5 billion in 2006 to $13.6 billion in 2009, according to Goldman Sachs. Global video game software sales are expected to grow to $55 billion by 2009 as reported by PriceWaterhouseCoopers.

At a meeting of GSPAC’s shareholders completed on April 25, 2008, a number of Class B common shares representing in excess of 20% of the outstanding shares of such class voted against the business combination previously contemplated. After giving effect to the cancellation of GSPAC’s Class B Common Stock, effective on the April 25, 2008 Termination Date as provided by GSPAC’s Certificate of Incorporation, but before giving effect to the transaction announced today in which 1 million shares were issued to SouthPeak shareholders, there will be 920,100 shares of the GSPAC common stock outstanding. In addition, there will be outstanding 7,517,500 Class W warrants and 6,137,500 Class Z warrants, including the publicly traded Class W and Class Z warrants, as well as a purchase option issued in connection with GSPAC’s initial public offering. The transaction announced today has been unanimously approved by the Board of GSPAC, but is subject to certain closing conditions which the parties believe will be satisfied within two weeks.

About SouthPeak

SouthPeak Interactive, LLC develops and publishes interactive entertainment software for all current hardware platforms including: PLAYSTATION(R)3 computer entertainment system, PSP(R) (PlayStation(R) Portable) system, PlayStation(R)2 computer entertainment system, Xbox 360(TM) video game and entertainment system, Wii(TM), Nintendo DS(TM) and PC. SouthPeak’s games cover all major genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak’s products are sold in retail outlets in North America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and London, England. http://www.southpeakgames.com

About GSPAC

Global Services Partners Acquisition Corp. (OTC Bulletin Board: GSPA, GSPAW, GSPAZ) was formed for the specific purpose of consummating a business combination. It completed an initial public offering in April 2006, pursuant to which approximately $30.2 million was placed in trust. As of April 10, 2008, GSPAC had approximately $5.36 per Class B share in trust.

This press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: market conditions for SouthPeak’s published video games; market performance of SouthPeak’s video games and the related impact on revenue and funds inflows/outflows; operational risks; costs related to the proposed acquisition by GSPAC; failure to gain the required approvals of GSPAC’s stockholders; and risks that the closing of the transaction is substantially delayed or that the transaction does not close. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). GSPAC believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of SouthPeak to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. SouthPeak’s EBITDA was derived by taking projected earnings before interest, taxes, depreciation and amortization as it may be adjusted for certain one-time non-recurring items and exclusions.